                           Offer to Purchase for Cash

                                       by

                         Sylvan Learning Systems, Inc.

                                       of

                   Up to 6,000,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

   At a Purchase Price Not Greater Than $15.00 nor Less Than $13.50 Per Share

     The offer, proration period and withdrawal rights will expire at 12:00
                            Midnight, Eastern Time,
         on Thursday, September 7, 2000, unless the offer is extended.

   Sylvan Learning Systems, Inc., a Maryland corporation, invites its shareholders to tender up to 6,000,000 shares of its common stock, $0.01 par value per share, for purchase by it at a price not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest. We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

   Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price selected by us may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

   We reserve the right, in our sole discretion, to purchase more than 6,000,000 shares pursuant to the offer. See Section 1.

   THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

   The shares are listed and traded on The Nasdaq Stock Market under the symbol "SLVN." On August 9, 2000, the last full trading day before announcement of the offer, the last reported sale price of the shares on The Nasdaq Stock Market was $13.625. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

   OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THIS OFFER, INCLUDING OUR RECENT CASH SALE OF OUR COMPUTER-BASED TESTING BUSINESS AND OUR RECENTLY ANNOUNCED NEW BUSINESS STRATEGY. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

                      The Dealer Manager for the Offer is:
[LOGO]

August 10, 2000

                                   IMPORTANT

   If you wish to tender all or any part of the shares registered in your name, you must do one of the following before the offer expires:

  . Follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to First Union National Bank, the Depositary;

  . If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you; and

  . Participants in our Employee Stock Purchase Plan or our 401(k) Retirement
    Savings Plan who wish to tender any of their shares held in these plans must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase.

   Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

   TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

   If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $13.50 per share.

   If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact D.F. King & Co., Inc., the Information Agent, or Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the Dealer Manager for the offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                                SUMMARY OF TERMS

   We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
SHARES? We are Sylvan Learning Systems, Inc. We are offering to purchase up to 6,000,000 shares of our common stock and the associated preferred stock purchase rights. No separate consideration will be paid for these preferred stock purchase rights.

WHAT WILL THE PURCHASE PRICE     We are conducting the offer through a
FOR THE SHARES BE AND WHAT       procedure commonly called a modified "Dutch
WILL BE THE FORM OF PAYMENT?     Auction." This procedure allows you to select
                                 the price within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $13.50 to $15.00. We will select the lowest purchase price that will allow us to buy
                                 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the letter of transmittal indicating that you will accept the purchase price we determine.
                                 You should understand that this election could result in your shares being purchased at the minimum price of $13.50 per share. If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period.
                                 Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

HOW MANY SHARES WILL SYLVAN      We will purchase 6,000,000 shares in the
PURCHASE?                        tender offer or such lesser number of shares
                                 as are properly tendered. 6,000,000 shares represents approximately 14% of our outstanding common stock. We will not pay any additional consideration for the preferred stock purchase rights. All the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price we select. If more than 6,000,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (holders of less than 100 shares), which will be purchased on a priority basis.
                                 This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares. We also expressly reserve the right to purchase additional shares representing up to 2% of our outstanding shares and could decide to purchase more shares subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered by shareholders. See Section
                                 1.

HOW WILL SYLVAN PAY FOR THE      We will need a maximum of $90 million to
SHARES?                          purchase 6,000,000 shares, assuming the price
                                 paid per share is $15.00. We recently
                                 completed the sale of our computer-based testing business for approximately $600 million in cash, net of tax and transaction costs, and the sale of $100 million aggregate principal amount of our 5% Convertible
                                 Subordinated Debentures. We will use a
                                 portion of these cash proceeds to pay for the shares we purchase in the offer. See Section
                                 9.

HOW LONG DO I HAVE TO TENDER     You may tender your shares until the tender
MY SHARES?                       offer expires. The offer will expire on
                                 Thursday, September 7, 2000, at 12:00
                                 Midnight, Eastern time, unless we extend the offer. We may choose to extend the offer at any time. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. See Sections 1 and 15.

HOW WILL I BE NOTIFIED IF        If the offer is extended, we will make a
SYLVAN EXTENDS THE OFFER?        public announcement of the extension no later
                                 than 9:00 a.m. on the first business day after the previously scheduled expiration of the offer period. See Section 15.

ARE THERE ANY CONDITIONS TO      Yes. Our obligation to accept and pay for
THE OFFER?                       your tendered shares depends upon the
                                 satisfaction or waiver of a number of
                                 conditions, including:

                                 . No significant decrease in the price of our
                                   common stock or in the price of equity
                                   securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this offer.

                                 . No legal action shall have been threatened,
                                   pending or taken, that might adversely
                                   affect the offer.

                                 . No one shall have proposed, announced or
                                   made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

                                 . No material change in our business,
                                   condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during this offer.

                                 For more information on conditions to the offer, see Section 7.

HOW DO I TENDER MY SHARES?       To tender your shares, prior to 12:00
                                 Midnight, Eastern time, on Thursday,
                                 September 7, 2000, unless the offer is
                                 extended:

                                 . you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                 . the depositary must receive a confirmation
                                   of receipt of your shares by book-entry
                                   transfer and a properly completed and duly executed letter of transmittal or the other documents described in this Offer to Purchase; or

                                 . you must comply with the guaranteed
                                   delivery procedure outlined in Section 3.

                                 You may also contact the information agent, the dealer manager or your broker for assistance. The contact information for the information agent and dealer manager is set forth on the back cover page of this document. See Section 3 and the instructions to the letter of transmittal.

                                 Participants in our Employee Stock Purchase
                                 Plan who wish to tender any of their shares held in their accounts under the Employee Stock Purchase Plan must instruct Salomon Smith Barney to tender their shares at least three business days before the expiration of the offer by following the separate instructions and procedures described in
                                 Section 3.

                                 Participants in our 401(k) Retirement Savings Plan who wish to tender any of their shares held in the savings plan must instruct the trustee to tender their shares at least three business days before the expiration of the offer by following the separate instructions and procedures described in Section 3.

ONCE I HAVE TENDERED SHARES IN   Yes. You may withdraw your tendered shares at
THE OFFER, CAN I WITHDRAW MY     any time before 12:00 Midnight, Eastern time,
TENDERED SHARES?                 on Thursday, September 7, 2000, unless we
                                 extend the offer, in which case you can
                                 withdraw your shares until the expiration of the offer as extended. In addition, if we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, Eastern time, on Thursday, October 5, 2000.
                                 See Section 4.

HOW DO I WITHDRAW SHARES I       To withdraw your shares, you must deliver on
PREVIOUSLY TENDERED?             a timely basis a written, telegraphic or
                                 facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section
                                 3. See Section 4.

IN WHAT ORDER WILL TENDERED      First, we will purchase shares from all
SHARES BE PURCHASED?             holders of "odd lots" of less than 100 shares
                                 (not including any shares held in our
                                 Employee Stock Purchase Plan or our 401(k)
                                 Retirement Savings Plan, which will not have priority) who properly tender all of their shares at or below the purchase price selected by us. Second, after purchasing all shares from the "odd lot" holders, we will purchase shares from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6. Therefore, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See
                                 Section 1.

IF I DECIDE NOT TO TENDER, HOW   Shareholders who choose not to tender will
WILL THE OFFER AFFECT MY         own a greater interest in us following the
SHARES?                          offer.



                                 Our Board of Directors has approved this
WHAT DO SYLVAN AND ITS BOARD     offer. However, neither we nor our Board of
OF DIRECTORS THINK OF THE        Directors nor the dealer manager is making
OFFER?                           any recommendation whether you should tender
                                 or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer. See Section 2.


WHEN WILL SYLVAN PAY ME FOR      We will pay the purchase price, in cash,
THE SHARES I TENDER?             without interest, for the shares we purchase
                                 as promptly as practicable after the
                                 expiration of the offer and the acceptance of the shares for payment. See Sections 1 and 5.


WHAT IS THE RECENT MARKET        On August 9, 2000, the last full trading day
PRICE OF MY SHARES?              before the announcement of the offer, the
                                 last reported sale price of the shares on The
                                 Nasdaq Stock Market was $13.625. You are urged to obtain current market quotations for your shares.

WILL I HAVE TO PAY BROKERAGE     If you are a registered shareholder and you
COMMISSIONS IF I TENDER MY       tender your shares directly to the
SHARES?                          depositary, you will not incur any brokerage
                                 commission. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See the Introduction and Section 3.

WHAT ARE THE UNITED STATES       Generally, you will be subject to United
FEDERAL INCOME TAX               States federal income taxation when you
CONSEQUENCES IF I TENDER MY      receive cash from us in exchange for the
SHARES?                          shares you tender. The receipt of cash for
                                 your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See
                                 Section 14.

WILL I HAVE TO PAY STOCK         If you instruct the depositary in the related
TRANSFER TAX IF I TENDER MY      letter of transmittal to make the payment for
SHARES?                          the shares to the registered holder, you will
                                 not incur any stock transfer tax. See Section
                                 5.

WHOM DO I CONTACT IF I HAVE
QUESTIONS ABOUT THE OFFER?       The information agent or dealer manager can
                                 help answer your questions. The information agent is D.F. King & Co., Inc. and the dealer manager is Credit Suisse First Boston. Their contact information is set forth on the back cover page of this document.

                               TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS.................................................   1
INTRODUCTION...............................................................   2
THE OFFER..................................................................   4
 1.  Number of Shares......................................................   4
 2.  Recent Developments; Purpose of the Offer; Certain Effects of the
     Offer.................................................................   6
 3.  Procedures for Tendering Shares.......................................  12
 4.  Withdrawal Rights.....................................................  18
 5.  Purchase of Shares and Payment of Purchase Price......................  19
 6.  Conditional Tender of Shares..........................................  20
 7.  Conditions of the Offer...............................................  20
 8.  Price Range of Shares; Dividends; Our Rights Plan.....................  22
 9.  Source and Amount of Funds............................................  23
 10. Certain Information Concerning Us.....................................  23

 11. Interests of Directors and Executive Officers; Transactions and
     Arrangements Concerning the Shares....................................  24
 12. Effects of the Offer on the Market for Shares; Registration Under the
     Exchange Act..........................................................  25
 13. Certain Legal Matters; Regulatory Approvals...........................  26
 14. Certain United States Federal Income Tax Consequences.................  26
 15. Extension of the Offer; Termination; Amendment........................  28
 16. Fees and Expenses.....................................................  29
 17. Miscellaneous.........................................................  30

                           FORWARD LOOKING STATEMENTS

   This Offer to Purchase, the Introduction, Sections 2, 10 and 14 and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should". These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

  . developments in the education and training markets;

  . technological developments, particularly internet technology;

  . the timing and success of our business development efforts;

  . the level of competition we experience in our businesses and its effect on pricing;

  . consumer and business acceptance of the internet as a medium for education and training;

  . the success of our new internet incubator company and the start-up companies in which we invest;

  . other uncertainties, all of which are difficult to predict and many of which are beyond our control; and

  . general economic, business and social conditions.

   We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

To the Holders of our Common Stock:

                                  INTRODUCTION

   Sylvan Learning Systems, Inc., a Maryland corporation, invites its shareholders to tender shares of our common stock, $0.01 par value per share, for purchase by it. We are offering to purchase up to 6,000,000 shares at a price not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest.

   We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

   Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute this offer. All shares tendered and purchased will include the tender and purchase of the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 18, 1999, between us and First Union National Bank, as rights agent, and, unless the context otherwise requires, all references in this document to shares include the associated preferred stock purchase rights.

   Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders as promptly as practicable following the Expiration Date. See Section 3.

   We reserve the right, in our sole discretion, to purchase more than 6,000,000 shares pursuant to the offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

   The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

   Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this offer and other available information about us. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 11.

   If at the expiration of the offer, more than 6,000,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their shares at or below the purchase price, and second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price, other than shareholders who tender conditionally, and for whom the condition is not satisfied. See Section 1.

   If you tender shares in the offer, your tender will include a tender of the preferred stock purchase rights associated with your tendered shares. No separate consideration will be paid for these rights. See Section 8.

   The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own names and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to

Instruction 7 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See
Section 3.

   We will pay the fees and expenses incurred in connection with the offer by Credit Suisse First Boston, the Dealer Manager for this offer, First Union National Bank, the Depositary for this offer, D.F. King & Co., Inc., the Information Agent for this offer, Salomon Smith Barney, which administers our Employee Stock Purchase Plan, and Putnam Fiduciary Trust Company, the Trustee of our 401(k) Retirement Savings Plan. See Section 16.

   Participants in our Employee Stock Purchase Plan may instruct Salomon Smith Barney to tender some or all of the shares held in the participant's account by following the instructions in the "Letter to Participants in Sylvan's Employee Stock Purchase Plan" furnished separately and returning it to Salomon Smith Barney in accordance with those instructions. If Salomon Smith Barney has not received a participant's instructions at least three business days prior to the Expiration Date, Salomon Smith Barney will not tender any shares held in a participant's account under the Employee Stock Purchase Plan. Any employee stock purchase plan shares tendered but not purchased will be returned to the participant's account. See Section 3.

   Participants in our 401(k) Retirement Savings Plan may instruct the Trustee of the savings plan and holder of record, Putnam Fiduciary Trust Company, to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in the Sylvan 401(k) Retirement Savings Plan" furnished separately and returning it to First Union National Bank in accordance with those instructions. If First Union National Bank has not received a participant's instructions at least three business days prior to the Expiration Date, the Trustee will not tender any shares held on behalf of the participant in the savings plan. The proceeds received by the Trustee from any tender of shares from a participant's account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Putnam Stable Value Fund. Once the tender proceeds have been credited to the participant's savings plan accounts, the participant may reallocate his or her investments among the various investment funds under the savings plan in the usual manner. See Section 3.

   As of August 9, 2000, we had 41,927,220 issued and outstanding shares, and 5,099,081 shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 6,000,000 shares that we are offering to purchase pursuant to the offer represent approximately 14% of our shares outstanding on August 9, 2000. The shares are listed and traded on The Nasdaq Stock Market under the symbol "SLVN." On August 9, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on The Nasdaq Stock Market was $13.625. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

                                   THE OFFER

1. Number of Shares.

   Upon the terms and subject to the conditions of the offer, we will purchase 6,000,000 shares, or the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest.

   The term "Expiration Date" means 12:00 Midnight, Eastern time, on Thursday, September 7, 2000. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

   In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the offer, or (2) specify the price, not greater than $15.00 nor less than $13.50 per share, at which they are willing to sell their shares to us in the offer. As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price (in multiples of $0.125) that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the offer will be purchased at the same purchase price even if you have specified a lower price.

   Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

   We reserve the right to purchase more than 6,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to the offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15.

   In the event of an oversubscription of the offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.

   If we (1) increase the price that may be paid for shares above $15.00 per share or decrease the price that may be paid for shares below $13.50 per share,
(2) materially increase the Dealer Manager's fee, (3) increase the number of shares that we may purchase in the offer by more than 2% of our outstanding shares, or (4) decrease the number of shares that we may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

   The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

   Priority of Purchases. If more than 6,000,000 shares (or a greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

  . First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

   (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

   (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  . Second, after the purchase of all of the shares properly tendered by Odd
    Lot Holders, subject to the conditional tender provisions described in
    Section 6, we will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

Therefore, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at prices at or below the purchase price.

   Odd Lots. The term "Odd Lots" means all shares tendered at prices at or below the purchase price selected by us by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares (not including any shares held in our Employee Stock Purchase Plan or in our 401(k) Retirement Savings Plan) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our Employee Stock Purchase Plan or in our 401(k) Retirement Savings Plan. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would avoid the payment of brokerage commissions in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

   We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of the right.

   Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until about seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

   As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Recent Developments; Purpose of the Offer; Certain Effects of the Offer.

 Recent Developments

   Introduction. Over the past year, our Board of Directors has conducted a strategic review of our company, its structure and business prospects. The Board considered several possible actions to maximize shareholder value. The Board concluded that selling our computer-based testing business, known as Prometric, would further our business objectives by allowing management to focus on our core educational operating businesses and, by using the proceeds of the sale, to finance new opportunities identified by our Board and management.

   Sale of Prometric. On January 26, 2000, we announced that we had entered into an agreement with The Thomson Corporation to sell Prometric. The sale was effective as of March 6, 2000. We received over $600 million in cash, net of tax and transaction costs, from the sale of Prometric.

   Investment in Sylvan. On February 24, 2000, we announced an intended investment in us by affiliates of Apollo Management, L.P., a private equity firm based in New York, Los Angeles and London. This investment was completed on July 5, 2000 through the sale of $100 million aggregate principal amount of our 5%, ten year Convertible Subordinated Debentures. Joining Apollo in this investment were Investor AB and DB Capital Investors, L.P. The debentures are convertible into our common stock at a rate of $15.735 per share. Laurence Berg and Michael Gross, who are partners in Apollo Management, L.P., joined our Board of Directors.

   Use of Proceeds. Our Board has determined to use the proceeds from the sale of Prometric and the sale of the 5% Convertible Subordinated Debentures for the following purposes:

  . approximately $130 million to pay down our revolving credit facility;

  . approximately $100 million for expansion of our international university initiative, which involves pursuing for-profit higher educational opportunities outside the United States;

  . approximately $220 million in cash to be invested over time in our new internet incubator company;

  . approximately $130 million for the self-tender offer we completed in May
    2000; and

  . approximately $120 million for this tender offer and working capital purposes.

   New Business Strategy. We also announced on February 24, 2000 our new business strategy. Building on our brand recognition and industry-leading position in education services, we will seek to create shareholder value by capitalizing on the opportunity to establish a leadership position in the education and training internet marketplace. We will also seek to maintain our leadership position in our core educational services businesses. We will focus our business on these two areas:

  . Internet incubator company. Launching Sylvan Ventures, LLC, an incubator company, to invest in and incubate companies focusing on emerging internet technology solutions for the education and training marketplace. The goal of Sylvan Ventures is to create asset value by investing in, starting and managing companies that have strong potential for market leadership.

  . Core educational services. Providing consumer-oriented educational services, through an operating company that includes Sylvan Learning Centers, our educational solutions business and our English language instruction and our international university initiatives.

   Investment in Sylvan Ventures. On July 5, 2000, we announced the closing of the funding commitments for Sylvan Ventures. We contributed $65 million in assets to Sylvan Ventures, including our investments in Caliber Learning Network, OnlineLearning.net, ZapMe! Corp. and eSylvan, our online tutoring venture. In addition, we committed $220 million in cash to Sylvan Ventures. Affiliates of Apollo Management, L.P., committed $100 million in funding. Also, certain members of Sylvan's management, including Messrs. Douglas Becker and Christopher Hoehn-Saric, committed approximately $15 million in Sylvan Ventures. Sylvan Ventures has the discretion to seek to raise another $100 million from strategic internet investors in the future

   Organizational Changes. On February 24, 2000, we also announced organizational changes to support our new business strategy. These organizational changes include:

  . Our President and Co-Chief Executive Officer, Douglas Becker, became our
    Chairman of the Board and sole Chief Executive Officer.

  . Christopher Hoehn-Saric assumed the leadership position at Sylvan
    Ventures as Chairman and Chief Executive Officer.

Messrs. Becker and Hoehn-Saric shared the responsibility of our Chief Executive Officer for the past nine years.

  . Lee McGee became Executive Vice President of Sylvan Ventures. Mr. McGee, our Executive Vice President and Chief Financial Officer, will continue to serve in that capacity until his replacement is hired. Mr. McGee has served as our Chief Financial Officer since 1987.

  . Peter Cohen became our President and Chief Operating Officer and reports to Mr. Becker. In this role, Mr. Cohen focuses on the performance of our core educational services operating business. Mr. Cohen served as President of the Sylvan Learning Center division since 1996.

  . Raph Appadoo joined us as President and Chief Executive Officer of our international university division in January 2000. In this newly created position, Mr. Appadoo is responsible for pursuing higher educational opportunities outside the United States and reports directly to Mr. Becker. Mr. Appadoo joined Sylvan from Aetna where he served as executive vice president of their international operations.

   Prior Self-Tender Offer Completed in May 2000. On March 21, 2000, we announced the commencement of our prior "Dutch Auction" self-tender offer. On April 18, 2000, we announced that we were extending the tender offer period and reducing the number of shares offered to purchase to 7.5 million from 9.5 million as a result of Nasdaq market volatility. On May 9, 2000, we announced the final results of our self-tender offer which expired on May 1, 2000. We purchased 8,432,308 shares of our common stock at $15.25 per share. The final results represented proration of approximately 83.04% of those shares tendered at or below the final purchase price. The 8,432,308 shares purchased represented approximately 16.74% of our 50.36 million shares outstanding on May 1, 2000. The aggregate purchase price being paid was approximately $128.6 million.

   Recent Earnings Announcement. On July 27, 2000, we announced financial results for the second quarter and six months ended June 30, 2000.

   Second Quarter Results. Total revenues from continuing operations for the second quarter of 2000 were $92.5 million, an increase of 3% compared to total revenues of $89.9 million in the second quarter of 1999. Revenues were in line with our expectations as well as expectations of analysts covering our stock, given the changes in our business strategy announced earlier this year. Prior period results for Prometric, our computer-based testing division which was sold in the first quarter of 2000, and PACE, our corporate training business which was sold in December 1999, have been classified as discontinued operations in the financial table that follows.

   We understand that the consensus estimate of analysts covering our stock for our earnings per share for the second quarter was $0.12 per share, excluding the impact of Sylvan Ventures. Earnings per share for the quarter, excluding Sylvan Ventures' results, were $0.15, with the increase over the analysts' consensus estimate resulting primarily from higher than expected non-operating income.

   For the second quarter of 2000, we reported income from continuing operations (which included $4.0 million of costs and losses associated with the portfolio companies of Sylvan Ventures) of $4.7 million, or $0.10 per share on diluted shares outstanding of 45.8 million, compared to income from continuing operations of $6.5 million, or $0.12 per share on diluted shares outstanding of
53.6 million for the same period in 1999.

   Six Months Results. Total revenues from continuing operations for the six months ended June 30, 2000 were $177.8 million, an increase of 12% compared to total revenues of $159.3 million for the same period in 1999. Year to date revenues were in line with our expectations as well as expectations of analysts covering our stock given the changes in our business strategy announced earlier this year.

   For the six months ended June 30, 2000, we reported net income from continuing operations of $5.9 million, or $0.12 per share on diluted shares outstanding of 48.7 million, compared to income from continuing operations of $9.3 million, or $0.17 per share on diluted shares outstanding of 53.5 million for the same period in 1999. Income from continuing operations included $5.7 million of costs related to Sylvan Ventures. Excluding the impact of Sylvan Ventures, net income from continuing operations for the six months ended June 30, 2000 was $9.3 million, or $0.19 per share on a diluted basis.

   Revenues from the Learning Centers segment were $26.1 million for the second quarter of 2000 compared to $23.6 million for the same period in 1999, an increase of 11%. Same center revenue generated by the Sylvan Learning Center franchised centers increased by 10% while Sylvan Learning Center company-owned same center revenue increased 7% during the quarter. The remaining Sylvan Learning Center growth was a result of opening 63 new franchised centers and the acquisition of 11 Learning Centers from franchisees subsequent to the second quarter of 1999.

   Revenues from the Education Solutions segment (previously Contract Services) were $30.1 million for the second quarter of 2000, an increase of 23% when compared to $24.4 million for the same period in 1999. Sylvan at School revenues decreased $0.4 million, or 2% as compared to the second quarter of 1999. The Sylvan at School revenue reduction was primarily the result of a previously announced change in our contract model. The new model generates lower revenue per school since the school is responsible for supplying and paying teachers. Upon full implementation, it is anticipated that this new model will result in greater operating margins for us. Canter teacher-training revenues increased $5.7 million to $11.2 million in the second quarter 2000 from $5.5 million in the same period in 1999. $3.0 million of the Canter revenue increase was the result of a change in the timing of enrollment from Canter's distance learning masters program as compared to last year's quarter. The remaining Canter revenue increase of $2.7 million was due to a significant increase in enrollment in the masters degree programs.

   Revenues from the English Language Instruction segment were $22.4 million for the second quarter 2000 compared to $27.2 million for the second quarter 1999. Wall Street Institute revenues decreased $2.0 million to $12.1 million in the second quarter of 2000 from $14.1 million in the same period in 1999. The primary reason for the revenue decrease in the second quarter of 2000 was that sales of territory fees decreased to $0.5 million in 2000 from $4.0 in the same period in 1999. The decline in territory fees resulted from a change in Wall Street Institute's expansion strategy to retaining ownership of territories in high potential markets. The decrease in territory fees at Wall Street Institute was partially offset by $1.5 million in additional revenues resulting from growth in educational product sales and growth in the operations of existing centers. Aspect revenues decreased $2.8 million to $10.3 million in the second quarter 2000 from $13.1 million in the same period in 1999. The disposal by Aspect of a low margin line of business in 1999 accounted for $1.6 million of the decrease in the quarter. The remaining decrease reflected lower sales volume for Aspect's Language Schools and International Sales offices in the second quarter of 2000 over the same period in 1999.

   Revenues from the International University segment were $13.9 million for the second quarter of 2000 compared to $14.7 million in the same period in 1999. These revenues were generated from the Universidad Europea de Madrid. The decrease in revenue was due primarily to currency exchange differences as revenues in the local currency increased 4% when compared to the same period in 1999. Additionally, revenues in 1999 included a program that was phased out in 1999. Revenue growth, excluding the phased out program, was 13% in 2000. Management continues to be pleased with the enrollment trends and revenue growth of the Universidad Europea de Madrid since its acquisition in the second quarter of 1999.

                     Consolidated Statements of Operations
                (Amounts in thousands, except per share amounts)
                                  (Unaudited)

                                           Three months
                                               ended        Six months ended
                                             June 30,           June 30,
                                          ----------------  ------------------
                                           2000     1999      2000      1999
                                          -------  -------  --------  --------
Operating revenues....................... $92,490  $89,928  $177,773  $159,272
Operating expense:
  Direct.................................  85,734   79,395   166,452   144,669
  Sylvan Ventures development costs......   3,207      --      4,589       --
                                          -------  -------  --------  --------
Operating income.........................   3,549   10,533     6,732    14,603
Sylvan Ventures equity in affiliates.....    (829)     --     (1,109)      --
Other income (loss), net.................   5,061   (2,835)    4,140    (4,293)
                                          -------  -------  --------  --------
Income from continuing operations before
 income taxes............................   7,781    7,698     9,763    10,310
Income tax expense.......................  (3,112)  (1,199)   (3,905)     (979)
                                          -------  -------  --------  --------
Income from continuing operations........   4,669    6,499     5,858     9,331
Discontinued operations:
  Income (loss) from operations of
   discontinued operations, net of
   tax(1)................................     --     4,884    (1,647)    8,859
Gain on disposal of discontinued
 operations, net of tax(2)...............     --       --    288,454       --
  Cumulative effect of accounting change,
   net of tax(3).........................     --       --        --     (1,323)
                                          -------  -------  --------  --------
    Net income........................... $ 4,669  $11,383  $292,665  $ 16,867
                                          =======  =======  ========  ========
Earnings per share-diluted:
  Income from continuing operations
   excluding Sylvan Ventures............. $  0.15  $  0.12  $   0.19  $   0.17
  Income from continuing operations......    0.10     0.12      0.12      0.17
  Income from discontinued operations,
   net of tax............................     --      0.09      5.89      0.17
  Cumulative effect of accounting change,
   net of tax............................     --       --        --      (0.02)
                                          -------  -------  --------  --------
    Net income........................... $  0.10  $  0.21  $   6.01  $   0.32
                                          =======  =======  ========  ========
Shares used in computation...............  45,825   53,574    48,697    53,545
                                          =======  =======  ========  ========

---------------------
(1) We reached a definitive agreement and closed the transaction to sell our computer-based testing division, Sylvan Prometric, in the first quarter of 2000. The Company also completed a formal plan to dispose of the PACE Group in the quarter ended September 30, 1999, and closed the transaction on December 31, 1999.
(2) We reached a definitive agreement and closed the transaction to sell our computer-based testing division, Sylvan Prometric, in the first quarter of 2000. The gain for the six months ended June 30, 2000 was net of tax expense and transaction costs.
(3) We adopted AICPA Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5), during the first quarter of 1999. SOP 98-5 requires expensing start-up costs as incurred, versus capitalization and expensing them over a period of time. The adoption of SOP 98-5 resulted in a cumulative effect of a change in method of accounting of approximately $1.3 million, net of related income taxes.

 Purpose of the Offer; Certain Effects of the Offer

   Purpose of the Offer. Our new business strategy emphasizes both growing our core educational services operating businesses and the significant value-creation potential of our internet incubator company. We believe this new strategy provides shareholders a unique investment opportunity and will enable us to maximize shareholder value. We are making the offer to buy back our shares because we believe that our shares are undervalued in the public market and that the offer is consistent with our long-term corporate goal of increasing shareholder value. We believe that the offer is a prudent use of our financial resources, given our recently- announced business strategy, as well as our assets and the current market price of our common stock. We also believe that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders.

   After the offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be, taken together, adequate for our needs for at least the next 12 months. However, our actual experience may differ significantly from our expectations. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

   Our Board has approved the offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and none of them have authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them. We have been advised that none of our directors or executive officers intends to tender any of their shares pursuant to this offer.

   Certain Effects of the Offer. Upon the completion of the offer, non-tendering shareholders will own a greater interest in a company focused on its core educational services businesses and the new internet incubator company. Our new business strategy may or may not be successful. Non-tendering shareholders will realize a proportionate increase in their relative ownership interest in our company and, thus, in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in this offer.

   Shares that we acquire in this offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or Nasdaq rules) for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in our businesses. We have no current plans for the issuance of shares repurchased pursuant to this offer.

   Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  . any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  . any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  . any material change in amounts we have available for borrowing under our $100 million revolving credit facility;

  . any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill an existing vacancy on the board) or to change any material term of the employment contract of any executive officer;

  . any material change in our present dividend policy of not paying cash dividends, our capitalization, corporate structure or business;

  . any class of our equity securities being delisted by Nasdaq or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

  . any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  . the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  . the acquisition or disposition by any person of our securities; or

  . any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

   Although we have no current plans to acquire additional shares of our common stock other than through the offer, we may, in the future, purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

  . the market price of the shares at that time;

  . the results of this offer;

  . our business strategy;

  . our business and financial position; and

  . general economic and market conditions.

3. Procedures for Tendering Shares.

   Proper Tender of Shares. For shares to be tendered properly pursuant to the offer, either (1) or (2) below must happen:

  (1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent's Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, Eastern time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

  (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Price (In Dollars) per Share at Which Shares Are Being Tendered" indicating the price at which shares are being tendered. A tender of shares will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

   If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $13.50 per share.

   If tendering shareholders wish to indicate a specific price (in multiples of $0.125) at which their shares are being tendered, they must check a box under the section captioned "Price (In Dollars) per Share at Which Shares Are Being Tendered." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender shares at more than one price must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

   Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

   Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

   Participants in our Employee Stock Purchase Plan who wish to tender some or all of the shares held in their accounts under the plan must follow the instructions in the "Letter to Participants in Sylvan's Employee Stock Purchase Plan" furnished separately and return it to Salomon Smith Barney in accordance with those instructions. The instructions must be received by Salomon Smith Barney no later than three business days prior to the Expiration Date, or no shares allocated to the participant's account will be tendered.

   Participants in our 401(k) Retirement Savings Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in Sylvan's 401(k) Retirement Savings Plan" furnished separately and return it to First Union National Bank in accordance with those instructions. The instructions must be received by First Union National Bank no later than three business days prior to the Expiration Date, or no shares allocated to the participant's account will be tendered.

   Signature Guarantees and Method of Delivery. No signature guarantee is required if:

  (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constitutes an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

   If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

   In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

   The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

   Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

   Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

  (1) the tender is made by or through an Eligible Institution;

  (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  (3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

   Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, nor will the Dealer Manager, the Depositary, the Information Agent or any other person, be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

   Our Employee Stock Purchase Plan. Participants in our Employee Stock Purchase Plan may instruct Salomon Smith Barney, which administers the Employee Stock Purchase Plan, to tender some or all of the shares held in the participant's account under the plan by following the instructions in the "Letter to Participants in Sylvan's Employee Stock Purchase Plan" furnished separately and returning it to Salomon Smith Barney in accordance with those instructions. Each participant may direct that all, some or none of the shares held in the participant's account under the Employee Stock Purchase Plan be tendered and the price at which such participant's shares are to be tendered. Any employee stock purchase plan shares tendered but not purchased will be returned to the participant's employee stock purchase plan account. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose accounts are credited with shares. Participants in the Employee Stock Purchase Plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them.

   Delivery of a Letter of Transmittal by an Employee Stock Purchase Plan participant does not constitute proper tender of his or her employee stock purchase plan shares. Proper tender can only be made by Salomon Smith Barney, who is the record owner of these shares. Please note that the deadline for submitting instruction letters to Salomon Smith Barney is earlier than the Expiration Date. If Salomon Smith Barney has not received a participant's instructions at least three business days prior to the Expiration Date, Salomon Smith Barney will not tender any shares held in the participant's account under the Employee Stock Purchase Plan. Participants in our Employee Stock Purchase Plan are urged to read the separate instruction letter and related materials carefully.

   Our 401(k) Retirement Savings Plan. Participants in our 401(k) Retirement Savings Plan may instruct the trustee of the plan, Putnam Fiduciary Trust Company, to tender some or all of the shares allocated to a participant's account by following the instructions in the "Letter to Participants in Sylvan's 401(k) Retirement Savings Plan" furnished separately and returning it to First Union National Bank in accordance with those instructions. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose savings plan accounts are credited with shares. Participants in the savings plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them.

   Our 401(k) Retirement Savings Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the savings plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The Nasdaq Stock Market on the Expiration Date.

   Delivery of a Letter of Transmittal by a savings plan participant does not constitute proper tender of his or her 401(k) Retirement Savings Plan shares. Proper tender can only be made by the Trustee, who is the record owner of the shares held in the savings plan. Please note that instruction letters must be submitted to the Trustee prior to the Expiration Date. If a participant wishes to tender some or all of the shares held on the participant's behalf in its savings plan account, First Union National Bank must receive a participant's instructions at least three business days prior to the Expiration Date, otherwise the Trustee will not tender any shares held on behalf of the participant in the savings plan.

   The proceeds received by the Trustee from any tender of shares from a participant's savings plan account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions to that plan. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Putnam Stable Value Fund. Once the tender proceeds have been credited to the participant's savings plan accounts, the participant may reallocate his or her investments among the various investment funds under the savings plan in the usual manner. Participants in our 401(k) Retirement Savings Plan are urged to read the separate instruction letter and related materials carefully.

   Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us on the terms and conditions of the offer.

   United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If the United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder (as defined in Section 14) may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

   To prevent United States federal income tax backup withholding equal to 31% of the gross payments made to shareholders for shares purchased pursuant to the offer, each shareholder who does not otherwise establish an exemption from the backup withholding must provide the Depositary with the shareholder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

   Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form 4224 will generally be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent described in Section 14 as if it were a United States Holder. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

   Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

   Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may either complete the box in the Letter of Transmittal entitled, "Affidavit of Lost or Destroyed Certificate(s)" on page 6 of the Letter of Transmittal, and pay the listed insurance premium or contact the Depositary at (800) 829-8432 for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal in order to receive stock certificate(s) representing the shares. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

   Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

   Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, Eastern time, on Thursday, October 5, 2000. Except as otherwise provided in this
Section 4, tenders of shares pursuant to the offer are irrevocable.

   For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares if different from that of the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

   All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

   Participants in our Employee Stock Purchase Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Sylvan's Employee Stock Purchase Plan" sent to them separately.

   Participants in our 401(k) Retirement Savings Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Sylvan's 401(k) Retirement Savings Plan" sent to them separately.

   Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

   If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price.

   As promptly as practicable following the Expiration Date, we (1) will determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for (and thereby purchase) up to 6,000,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date. For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

   We will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration or conditional tender, but only after timely receipt by the Depositary of certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.

   We will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

   In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at our expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

   We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

   Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding United States federal income tax consequences for Non-United States shareholders.

6. Conditional Tender of Shares.

   Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares from the shareholder pursuant to the offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor.

   Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.

   If conditional tenders would otherwise be regarded as withdrawn because of proration and would cause the total number of shares to be purchased to fall below 6,000,000, then to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 6,000,000 shares. In selecting among the conditional tenders, we will select by lot and will limit our purchase in each case to the designated minimum of shares to be purchased.

7. Conditions of the Offer.

   Notwithstanding any other provision of the offer, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if at any time on or after August 10, 2000 and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the offer or with acceptance for payment:

  . there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

   (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

   (2) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the offer to us;

  . there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

   (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

   (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

   (3) materially impair the contemplated benefits of the offer to us; or

   (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

  . there has occurred any of the following:

   (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

   (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

   (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

   (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

   (5) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us;

   (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

   (7) any decline in the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on August 9, 2000.

  . a tender or exchange offer for any or all of our shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  . We learn that:

   (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 9, 2000); or

   (2) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 9, 2000 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding shares.

  . any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities; or

  . any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or our subsidiaries; or

  . We determine that the consummation of the offer and the purchase of the shares may cause our common stock to be delisted from The Nasdaq Stock Market or to be eligible for deregistration under the Exchange Act.

   The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends; Our Rights Plan.

   Our common stock is listed for trading on The Nasdaq Stock Market under the symbol "SLVN". It began trading in December 1993 following our initial public offering. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The Nasdaq Stock Market. We have never paid any cash dividends on our common stock and our revolving credit facility prohibits the payment of cash dividends.

                                                                   High   Low
                                                                  ------ ------
1998
  First quarter.................................................. $31.63 $22.00
  Second quarter.................................................  34.75  28.94
  Third quarter..................................................  36.88  21.38
  Fourth quarter.................................................  31.00  18.25
1999
  First quarter..................................................  34.25  25.25
  Second quarter.................................................  28.94  21.06
  Third quarter..................................................  27.97  15.88
  Fourth quarter.................................................  18.53  11.19
2000
  First quarter..................................................  16.75  12.56
  Second quarter.................................................  16.75  10.63
  Third quarter (through August 9, 2000).........................  14.69  10.94

   On August 9, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on The Nasdaq Stock Market was $13.625. We urge shareholders to obtain current market quotations for the shares.

   Rights Plan. In 1996, our Board of Directors adopted a shareholder rights plan, pursuant to which we declared a dividend of one preferred stock purchase right for each share of our common stock outstanding. One right attaches to each share of our common stock, and, when exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value per share, at a price of $157.00 per one one-hundredth of a preferred share, subject to adjustment.

   In general, the rights become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group, other than us, of beneficial ownership of 15% or more of the aggregate voting power represented by our outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. The rights will expire on November 7, 2006, subject to our right to extend the date, unless earlier redeemed or exchanged by us or terminated. The rights may be redeemed in whole, but not in part, at a price of $.05 per right by the Board of Directors at any time before the time a person crosses the beneficial ownership threshold.

   On December 18, 1999, our Board of Directors amended our shareholder rights plan. Effective October 1, 1999, several amendments were made to the Maryland General Corporation Law. As a result, the Maryland General Corporation Law now permits a provision in a shareholder rights plan that newly elected directors may not vote to redeem rights for at least 180 days after their election. The amendments to our plan incorporate this type of provision. In addition, we appointed a new rights agent, First Union National Bank, which also now acts as our transfer agent and is the Depositary.

   The preferred stock purchase rights are not currently exercisable and trade together with shares of our common stock. Absent circumstances causing the rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any shares pursuant to the offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of shares by us pursuant to this offer, the sellers of the shares purchased will no longer own the preferred stock purchase rights associated with the purchased shares.

   The foregoing description of the preferred stock purchase rights is qualified in its entirety by reference to the form of the Amended and Restated Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-K filed by us on December 17, 1999. This exhibit may be obtained from the SEC in the manner provided in Section 10.

9. Source and Amount of Funds.

   Assuming we purchase all shares pursuant to this offer at the maximum specified purchase price of $15.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $91 million. We will use a portion of the cash proceeds from the sale of Prometric and the sale of our 5% Convertible Subordinated Debentures as described in Section 2 to finance the offer.

10. Certain Information Concerning Us.

   General. We are the leading provider of educational services to families, schools and industry. Our Sylvan Learning Centers and education solutions divisions provide personalized instruction services to K through 12 students through direct consumer relationships and under contract to school systems. We provide courses to students throughout the world in the areas of English language, teacher training and accredited university offerings through the Wall Street Institute, ASPECT, Canter and Sylvan international universities subsidiaries. Through our affiliate, Caliber Learning Network, Inc., we also have the ability to distribute world-class professional education and training programs.

   We are headquartered at 1000 Lancaster Street, Baltimore, Maryland 21202. Our telephone number is (410) 843-8000.

   Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

  SEC Filings (File No. 0-22844)              Period or Date Filed
  ------------------------------              --------------------
Annual Report on Form 10-K (as
 amended).......................... Year ended December 31, 1999
Quarterly Reports on Form 10-Q..... Quarter ended March 31, 2000
                                    Quarter ended June 30, 2000
                                    (to be filed on or before August 14, 2000)
Reports on Form 8-K................ Report filed December 17, 1999
                                    Report filed February 2, 2000
                                    Report filed March 21, 2000

   We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this offer and the date of expiration of withdrawal rights. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 1000 Lancaster Street, Baltimore, Maryland 21202, telephone: (410) 843-8000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

   As of August 9, 2000, we had 41,927,220 issued and outstanding shares and 5,099,081 shares reserved for issuance upon exercise of all outstanding stock options. The 6,000,000 shares that we are offering to purchase hereunder represent approximately 14% of the shares outstanding on August 9, 2000.

   As of August 9, 2000, our directors and executive officers as a group (10 persons) beneficially owned 8,889,639 shares (including 4,933,540 of shares issuable upon exercise of options) or approximately 21% of the total outstanding shares of our common stock on that date. Each of our executive officers and directors has advised us that he or she does not intend to tender any shares pursuant to our offer. If we purchase 6,000,000 shares pursuant to the offer, and none of our executive officers or directors tender shares pursuant to the offer, then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would beneficially own approximately 25% of the total shares of our common stock outstanding immediately after the offer. The business address of each of our directors and executive officers is 1000 Lancaster Street, Baltimore, Maryland 21202.

                                                                         Percent of
                                                                         Outstanding
          Name                         Position                 Number    Shares %
          ----                         --------                --------- -----------
Douglas Becker(1)....... Chief Executive Officer and           2,316,508    5.27%
                         Chairman of the Board
Laurence Berg(2)........ Director                                  5,000       *
Donald V. Berlanti(3)... Director                                 68,125       *
Peter Cohen(4).......... President and Chief Operating Officer   263,750       *
Michael S. Gross(2)..... Director                                  5,000       *
R. Christopher Hoehn-    Director                              2,345,905    5.34%
 Saric(1)...............
Rick Inatome(5)......... Director                                 17,500       *
B. Lee McGee(6)......... Executive Vice President and            570,509    1.34%
                         Chief Financial Officer
James H. McGuire(5)..... Director                                 17,500       *
R. William Pollock(2)... Director                              3,279,842    7.82%

---------------------
 * Represents beneficial ownership of less than 1% of our outstanding common stock.
(1) Includes 1,990,578 shares issuable upon exercise of options.
(2) Includes 5,000 shares issuable upon exercise of options.
(3) Includes 68,125 shares issuable upon exercise of options.
(4) Includes 263,750 shares issuable upon exercise of options.
(5) Includes 17,500 shares issuable upon exercise of options.
(6) Includes 570,509 shares issuable upon exercise of options.

   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to August 9, 2000, other than exercises of previously granted stock options under our stock option plans, and purchases for the accounts of executive officers under our Employee Stock Purchase Plan or 401(k) Retirement Savings Plan. We expect that our Employee Stock Purchase Plan and our 401(k) Retirement Savings Plan will, in accordance with the terms of the plans, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

   Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. In connection with their investment in our 5% Convertible Subordinated Debentures, we granted Apollo Management, L.P. the right to designate two members of our board of directors. Apollo Management designated Messrs. Berg and Gross.

12. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.

   Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq Stock Market, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from The Nasdaq Stock Market.

   Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated in this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by this offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

   The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of shares for cash pursuant to the offer. Those shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

   This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances, or to other types of shareholders (such as certain financial institutions, traders in securities that elect mark to market, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions) or shares acquired under a tax-qualified retirement plan. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

   You should consult your tax advisor as to the particular consequences to you of participating in this offer.

   A "United States Holder" is a holder of shares that for United States federal income tax purposes is:

  . a citizen or resident of the United States;

  . a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State or the District of Columbia;

  . unless otherwise provided by applicable Treasury Department regulations, an entity taxable as a partnership that is created or organized in or under the laws of the United States or any State or the District of Columbia;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

   A "Non-United States Holder" is a holder of shares other than a United States Holder.

   An exchange of shares for cash pursuant to the offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold shares or as having received a dividend distribution from Sylvan. A United States Holder's exchange of shares for cash pursuant to the offer will be treated as a dividend to the extent of Sylvan's current or accumulated earnings and profits as determined under federal income tax principles, unless the exchange:

  . results in a "complete termination" of the holder's stock interest in Sylvan under section 302(b)(3) of the Code;

  . is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

  . is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code.

   In determining whether any of these tests have been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code.

   A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in Sylvan. If, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder of shares whose relative stock interest in Sylvan is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Sylvan (including any ownership of preferred stock and any shares constructively owned), that United States Holder should generally be regarded as having suffered a meaningful reduction in its interest in Sylvan. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. A distribution to a shareholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or
(2) all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding).

   Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under
Section 302 of the Code.

   If an exchange of shares for cash by a United States Holder pursuant to the offer is not treated as a distribution taxable as a dividend, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares and in the associated preferred stock purchase rights, if any, tendered to Sylvan, except to the extent that the amount of cash received includes dividends that have been declared by the Board of Directors of Sylvan before the exchange. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of United States federal income tax applicable to net capital gain on shares held for more than one year is 20%.

   If the amount received by a United States Holder in the offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by the holder. The amount will be treated as a dividend, taxable as ordinary income to the United States Holder, to the extent of Sylvan's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds Sylvan's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer. Any remaining amount after the United States Holder's basis has been reduced to zero will be taxable as capital gain. The United States Holder's adjusted tax basis in its shares exchanged in the offer generally will be transferred to any of its remaining stockholdings in Sylvan, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in Sylvan (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the possible application of section 1059 to the ownership and disposition of their shares.

   See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

   The trust under the 401(k) Retirement Savings Plan maintained by Sylvan and its affiliates is exempt from federal income taxation. Accordingly, such trust will not be taxable upon the receipt of any cash proceeds pursuant to the offer. The shares of our common stock allocated to participants' accounts under our 401(k) Retirement Savings Plan are employer securities as defined in the Code. If a distribution from the savings plan includes employer securities, the participant has the option of deferring federal income tax after the distribution of the common stock on the increase in value of the common stock that occurred while it was held in the savings plan. In addition, the increase in value of the common stock that occurred while it was held in the savings plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

   The tax discussion set forth above is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Offer; Termination; Amendment.

   We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in
Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
If:

  (1) we increase or decrease the price to be paid for shares, materially increase the Dealer Manager's fee or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

  (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the offer will be extended until the expiration of a period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, Eastern time.

16. Fees and Expenses.

   We have retained Credit Suisse First Boston to act as our financial advisor, as well as the Dealer Manager, in connection with the offer. Credit Suisse First Boston will receive, for their services as Dealer Manager, a customary fee in connection with the offer. We also have agreed to reimburse Credit Suisse First Boston for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Credit Suisse First Boston against liabilities in connection with the offer, including liabilities under the federal securities laws.

   We have retained D.F. King & Co., Inc. to act as Information Agent and First Union National Bank to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will

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

each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

   Salomon Smith Barney administers our Employee Stock Purchase Plan. Salomon Smith Barney will receive reasonable and customary compensation for its services as plan administrator in connection with the offer and will be reimbursed for certain out-of-pocket costs.

   Putnam Fiduciary Trust Company acts as Trustee of our 401(k) Retirement Savings Plan. Putnam Fiduciary Trust Company will be reimbursed for certain out-of-pocket costs in connection with the offer.

   We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of, the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

   Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

   Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on that information or representation as having been authorized by us.

                         Sylvan Learning Systems, Inc.

August 10, 2000

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

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                           First Union National Bank

          By Mail:

                            By Overnight Delivery:

                                                       By Hand Delivery:

    First Union National     First Union National     First Union National
            Bank                     Bank                     Bank
   1525 West W.T. Harris    1525 West W.T. Harris    1525 West W.T. Harris
            Blvd                     Blvd                     Blvd
    Charlotte, NC 28288-     Charlotte, NC 28262-         Building 3C3
            1153                     1153             Charlotte, NC 28262


                                                       Attn: Reorg Dept.
     Attn: Reorg Dept.        Attn: Reorg Dept.

                            Facsimile Transmission:
                                 (704) 590-7628

                   Confirm Receipt of Facsimile by Telephone:
                                 (704) 590-7408

                                 ------------

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                          77 Water Street, 20th Floor
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 207-2014

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                            Toll Free (800) 881-8320